Exhibit 10.1

11 Hurley Street
Cambridge, MA 02141
617-401-9000
617-494-0985

April 13, 2022

By Electronic Mail

Gilmore O’Neill, M.D.

Dear Gilmore:

On behalf of Editas Medicine, Inc., a Delaware corporation (the “Company”), I am pleased to offer you employment with the Company. The purpose of this letter is to summarize the terms of your employment with the Company, should you accept our offer:

1.You will be employed on a full-time basis to serve in the dual role of President and Chief Executive Officer (collectively, “CEO”) of the Company, effective June 1, 2022 (the “Effective Date”). As CEO, you will be responsible for such duties as are consistent with such position. You shall report to the Company’s Board of Directors (the “Board”). Upon your commencement of employment with the Company, and so long as you are employed by the Company as its CEO, the Board shall nominate you, and you will be entitled to, serve as a member of the Board, with no additional remuneration payable for such service. Upon the ending of your employment as CEO, if so requested in writing by the Company, you shall immediately resign from the Board as well as from your position as CEO and any other position(s) with the Company to which you were elected or appointed in connection with your employment or Board membership.

2.Your base salary will be at the rate of $24,038.46 per bi-weekly pay period (equivalent to an annualized base salary of $625,000), subject to tax and other withholdings as required by law. Such base salary may be increased from time to time in accordance with normal business practice and in the sole discretion of the Company.

3.Following the end of each fiscal year and subject to the approval of the Board (or a duly authorized committee thereof), you will be eligible for a retention and performance bonus, targeted at 60% (which percentage may be increased) of your annualized base salary, based solely on the Company’s performance during the applicable fiscal year, as determined by the Board (or such committee) in its sole discretion in accordance with certain corporate goals approved by the Board (or such committee) in its sole discretion each for the applicable bonus year; provided, however, that, for 2022, any bonus will be pro-rated based on the number of days employed in 2022 divided by 365. Except as provided in the Severance Plan, you must be an active employee of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain employed by the Company, provided that the Company will award and pay any bonus for the prior calendar year on or before March 15th of the next succeeding calendar year. Notwithstanding the foregoing, if you die or become disabled (as defined under the Company’s long-term disability plan) prior to the date of payment of the bonus, you (or your estate) will be entitled to receive a pro-rata portion of the bonus to which you would otherwise have been entitled (based on the number of days in the year to which the bonus relates prior to your death or disability divided by 365). You will also be eligible to participate in the Company’s long-term incentive plan which provides for annual equity awards, as determined in the sole discretion of the Board (or a duly authorized committee thereof) after consideration of individual employee performance and Company performance benchmarked against the Company’s peer group, and such other factors as the Board (or a duly authorized committee thereof) determines to be relevant in its discretion; provided, however, that you will not be eligible for long-term incentive awards in 2022.

4.You may participate in any and all benefit programs that the Company establishes and makes available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. The benefit programs made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time without advance notice.

5.You will be eligible for paid vacation and holidays in accordance with Company policy.

6.The Company shall reimburse you for all reasonable and necessary documented out of pocket expenses incurred or paid by you in connection with, or related to, the performance of your services to the Company. You shall abide by the Company’s expense reimbursement policy, except as otherwise set forth herein or with the prior written approval of the Chairman of the Board.

7.Subject to approval of the Board, the Company will grant to you:

(a)an option to acquire that number of shares of Company common stock having an aggregate Black-Scholes value of $7,500,000 (the “New Hire Option”) as of the date of grant as determined by the Organization, Leadership and Compensation Committee (the “OLC Committee”), which will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant. You will vest as to 25% of the shares subject to the New Hire Option on the first anniversary of the grant date and the balance will vest in equal monthly installments over the next 36 months thereafter;

(b)a time-vesting restricted stock unit award for Company common stock having a value of $1,000,000 (the “RSU Award”), based on the fair market value of the Company’s common stock on the date of the grant, which RSU Award shall vest in equal annual installments on the first four anniversaries of the grant date; and

(c)a performance-based restricted stock unit award for Company common stock having a value of $2,500,000 (the “PSU Award” and, collectively with the New Hire Option and the RSU Award, the “Equity Awards”) based on the fair market value of the Company’s common stock on the date of grant, which PSU Award will vest in thirds based on research and development milestones to be determined by the OLC Committee at the time of grant; provided, however, that notwithstanding anything to the contrary, no portion of the PSU Award shall vest prior to the one-year anniversary of the grant date for such award.

The Equity Awards will be granted pursuant to Nasdaq Listing Rule 5635(c)(4) as an inducement for you to enter into employment with the Company. The Equity Awards will be brought to the Board (or a duly authorized committee thereof) for approval on or after the date you begin employment with the Company. The Equity Awards will be evidenced in writing by, and subject to the terms of an inducement stock option agreement and an inducement restricted or performance stock unit agreement, as applicable.  As set forth in and subject to the terms of the Company’s Severance Benefits Plan (the “Severance Plan”), the vesting of the Equity Awards shall accelerate upon a Change in Control

Termination (as defined in the Severance Plan).

8.You may be eligible to receive such future equity awards as the Board shall deem appropriate.

9.You will be eligible to participate in the Severance Plan, a copy of which is attached hereto as Exhibit A, at the Chief Executive Officer level. Your eligibility under the Severance Plan is subject to the terms and conditions thereof. Notwithstanding anything to the contrary in the Severance Plan, the Company agrees:

a. A “Non-Change in Control Termination” shall mean a termination of your employment by the Company without Cause or by you with Good Reason, as defined in the Severance Plan, which occurs prior to three (3) months before or more than twelve (12) months following a Change in Control.

b. A “Change in Control Termination” shall mean a termination of your employment by the Company without Cause or by you with Good Reason, in either case which occurs within the period that is three (3) months prior to and twelve (12) months following a Change in Control.

C. You will be entitled to the bonus payment as provided in Section 8(c) for both a Change in Control Termination and a Non-Change in Control Termination, except that such bonus shall, in the case of a Non-Change in Control Termination, be pro-rated based on the number of days employed in the year of termination divided by 365.

In the event of a conflict between this Agreement and the Severance Plan, the term which is more favorable to you shall control.

10.You will work out of the Company’s office in Cambridge, Massachusetts, with the understanding that you will be required to travel to other locations in connection with the performance of your duties, at the expense of the Company.

11.You will be required to execute an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement in the form attached as Exhibit B, as a condition of employment. You acknowledge that your receipt of the grants of equity set forth in Paragraph 7 of this offer letter is contingent upon your agreement to the non-competition provisions set forth in such agreement. You further acknowledge that such consideration was mutually agreed upon by you and the Company and is fair and reasonable in exchange for your compliance with such non-competition obligations.

12.You agree to devote your full business time, commercially reasonable efforts, skill, knowledge, attention, and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company and will not engage in any other employment, consulting or other business activity or serve on the board of directors of another company without the prior written consent of the Board; provided that, notwithstanding the foregoing, you may continue to serve on board of director(s) and/or scientific advisory board(s) of which you are currently a member and shall coordinate with the Board Chair to adopt any adjustments as deemed necessary in light of corporate governance best practices and your duties and responsibilities to the Company; and, further provided that you may engage in religious, charitable or other community activities as long as such services and activities do not interfere with your performance of your duties to the Company.

13.You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

14.This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed by a written agreement signed by you and the Chairman of the Board, which expressly states the intention to modify the at-will nature of your employment.

15.As an employee of the Company, you will be required to comply with all Company policies and procedures. Violations of the Company’s policies may lead to immediate termination of your employment (with the characterization of such termination subject to the Cause provisions set forth in the Severance Plan). Further, the Company’s premises, including all workspaces, furniture, documents, and other tangible materials, and all information technology resources of the Company (including computers, data and other electronic files, and all internet and email) are subject to oversight and inspection by the Company at any time. Company employees should have no expectation of privacy with regard to any Company premises, materials, resources, or information.

16.For the duration of your employment, the Company agrees to maintain directors and officers liability insurance at its expense, and agrees to indemnify you in your capacity as an officer and as a director of the Company to the fullest extent permitted by law, the Company’s Bylaws, Certificate of Incorporation, or any other applicable statute, rule of law, contract, or insurance policy.

17.This offer letter is your formal offer of employment and supersedes any and all prior or contemporaneous agreements, discussions and understandings, whether written or oral, relating to the subject matter of this letter or your employment with the Company. The resolution of any disputes under this letter will be governed by the laws of the Commonwealth of Massachusetts.

If you agree with the provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to the undersigned, by April 13, 2022. If you do not accept this offer by April 13, 2022, this offer will be revoked.

Very Truly Yours,

EDITAS MEDICINE, INC.

By:	/s/ James C. Mullen
Name: James C. Mullen
Title: Chair of the Board of Directors

The foregoing correctly sets forth the terms of my employment by Editas Medicine, Inc. I am not relying on any other representation, except as set forth in this letter.

Date:	April 13, 2022	/s/ Gilmore O’Neill
Dr. Gilmore O’Neill, M.D.

EXHIBIT A

COMPANY SEVERANCE BENEFITS PLAN

EXHIBIT B

EMPLOYEE NON-COMPETITION, NON-SOLICITATION,

CONFIDENTIALITY AND ASSIGNMENT AGREEMENT